Exhibit 31.4

CERTIFICATIONS

I, William F. Richmond, Senior Vice President, Chief Financial Officer and Assistant Secretary of Greene County Bancshares, Inc., certify that:

1)	I have reviewed this Amendment No. 1 to quarterly report on Form 10-Q of Greene County Bancshares, Inc.

2)
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: September 12, 2005	By:	/s/ William F. Richmond
William F. Richmond
Senior Vice President, Chief Financial Officer
and Assistant Secretary